Exhibit 3.74

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 11:00 AM 09/18/1998 981362633 — 2945832
CERTIFICATE OF INCORPORATION
OF
VOYAGER HOLDINGS, INC.
     FIRST. The name of the corporation is Voyager Holdings, Inc. (the “Corporation”).
     SECOND. The address of its registered office in the State of Delaware is c/o The Corporation Trust Company, 1209 Orange Street, in the city of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
     THIRD. The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
     FOURTH. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is (i) twenty-five million (25,000,000) shares of common stock $.0001 par value per share (the “Common Stock”); and (ii) one hundred thousand (100,000) shares of Series A Preferred Stock par value $.01 per share (the “Preferred Stock”).
     The following is a statement of the designations and the powers, privileges and rights, and the qualifications, limitations or restrictions thereof in respect of each class of the capital stock of the Corporation.
A.	COMMON STOCK
     1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Series A Preferred Stock.
     2. Voting. The holders of the Common Stock are entitled to one vote for each share held at all meetings of stockholders (and written actions in lieu of meetings). There shall be no cumulative voting.
          The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.
     3. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding shares of Series A Preferred Stock.

     4. Liquidation. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2 of Part B of this Article 4.
B.	SERIES A PREFERRED STOCK
     1. Ordinary Dividends. No dividends may be paid on, nor may any other distribution be made upon, any shares of Common Stock of the Corporation unless and until the Corporation shall declare and pay the dividend with respect to the Series A Preferred Stock. The holders of the Series A Preferred Stock shall be entitled to receive dividends payable on each share of Series A Preferred Stock, which dividends shall accrue cumulatively commencing on date of original issue at a preferred rate of eight percent (8%) per share (such amount to be appropriately adjusted in the event of any stock dividend, stock split, subdivision, merger, exchange, combination, or similar recapitalization affecting the number of outstanding shares of Series A Preferred Stock) per year through the date at which such Series A Preferred Stock is redeemed by the Corporation. Dividends will be payable, if and when declared, in arrears on the first day of each January, April, July and October. In the event the dividends are not paid as of any such date, such dividends shall thereafter compound and accrue additional cumulative dividends at the same rate.
     2. Liquidation, Dissolution or Winding Up.
          (a) Distributions to Holders of Series A Preferred Stock. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, holders of each share of Series A Preferred Stock outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to stockholders before any payment shall be made to the holders of any class of Common Stock or of any stock ranking on liquidation junior to the Series A Preferred Stock an amount equal to One Hundred Dollars ($100) per share of Series A Preferred Stock held (appropriately adjusted for stock splits, stock dividends and the like) plus any accrued but unpaid dividends thereon. After such payment shall have been made in full to such holders of Series A Preferred Stock, or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of such holders so as to be available for such payment, any assets remaining available for distribution shall be distributed ratably among the holders of the Common Stock based upon the number of shares of Common Stock then held by each holder of Common Stock. If upon any liquidation, dissolution, or winding up of the Corporation, the assets to be distributed to the holders of the Series A Preferred Stock under the foregoing shall be insufficient to permit payment to such stockholders of the full preferential amounts aforesaid, then all of the assets of the Corporation available for distribution to such holders shall be distributed to such holders pro rata, so that each holder receives that portion of the assets available for distribution as the number of shares of Series A Preferred Stock held by such holder bears to the total number of shares of Series A Preferred Stock then outstanding.

          (b) Deemed Liquidations. a consolidation or merger of the Corporation (other than a consolidation or merger upon consummation of which the holders of voting securities of the Corporation immediately prior to such transaction continue to own directly or indirectly not less than a majority of the voting power of the surviving corporation) or a sale of all or substantially all of the assets of the Corporation or other similar transaction shall be regarded as a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Section 2.
     3. Voting Rights. Except as otherwise specifically required by law, the holder of each share of Series A Preferred Stock shall not be entitled to vote on any matters whatsoever, and shall not be entitled to notice of or participation in, the meetings of the stockholders of the Corporation.
     4. Restrictions and Limitations. Notwithstanding Section 3 hereof, the Corporation shall not without the affirmative vote or written consent of the holders of a two-thirds majority of the then outstanding shares of the Series a Preferred Stock, amend the Certificate of Incorporation or Bylaws of the Corporation in any manner that adversely affects the preferences, powers, rights or privileges of the holders of Series A Preferred Stock.
     5. No Reissuance of Series A Preferred Stock. No share or shares of the Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired, and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.
     6. Notices of Record Date. In the event (i) the Corporation establishes a record date to determine the holders of any class of securities who are entitled to receive any dividend or other distribution, or (ii) there occurs any capital reorganization of the Corporation, any reclassification or recapitalization of the capital stock of the Corporation, any merger or consolidation of the Corporation, or any transfer of all or substantially all of the assets of the Corporation to any other Corporation, or any other entity or person, or any voluntary or involuntary dissolution, liquidation or winding up of the Corporation, the Corporation shall mail to each holder of Series A Preferred Stock at least twenty (20) days prior to the record date specified therein, a notice specifying (a) the date of such record date for the purpose of such dividend or distribution and a description of such dividend or distribution, (b) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (c) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up.

     7. Miscellaneous.
          (a) All notices referred to herein shall be in writing, and all notices hereunder shall be deemed to have been given upon the earlier of delivery thereof by hand delivery, by courier, or by standard form of telecommunication, addressed; (i) if to the Corporation, to its principal executive office (Attention: President) and to the transfer agent, if any, for the Series A Preferred Stock or other agent of the Corporation designated as permitted hereby or (ii) if to any holder of the Series A Preferred Stock or Common Stock, as the case may be, to such holder at the address of such holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series A Preferred Stock or Common Stock, as the case may be) or (iii) to such other address as the Corporation or any such holder, as the case may be, shall have designated by notice similarly given.
          (b) The Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issuance or delivery of shares of Series A Preferred Stock or Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered or in respect of any payment to any person with respect to any such shares or securities other than a payment to the registered holder thereof, and shall not be required to make any such issuance, delivery or payment unless and until the person otherwise entitled to such issuance, delivery or payment bus paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.
          (c) The Corporation may appoint, and from time to time discharge and change, a transfer agent of the Series A Preferred Stock. Upon any such appointment or discharge or a transfer agent, the Corporation shall send notice thereof by hand delivery, by courier, by standard form of telecommunications or by first class mail (postage prepaid), to each holder of record of Series A Preferred Stock.
     FIFTH. The name and mailing address of the incorporator is as follows:

Name	Mailing Address

Jennifer Epstein Keravuori, Esq.	c/o Goodwin, Procter & Hoar LLP Exchange Place Boston, MA 02109-2881

The powers of the incorporator shall terminate upon the filing of this Certificate of Incorporation.
     SIXTH. The name and mailing address of each person who is to serve as a director until the first annual meeting of the stockholders or until a successor is elected and qualified, is as follows:

Name	Mailing Address

Glean Friedly	c/o Voyager Information Networks. Inc. 4660 S. Hagadorn Road Suite 320 East Lansing, MI 48823

John G. Hayes	c/o Media Communications Partners 75 State Street Suite 2500 Boston, MA 02109

Matthew J. Rubins	c/o Media Communications Partners 75 State Street Suite 2500 Boston, MA 02109
     SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the by-laws of the corporation.
     EIGHTH. Elections of directors need not be by written ballot unless the by-laws of the corporation shall so provide.
     NINTH. A director of the Corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction front which the director derived any improper personal benefit. No amendment or repeal of this Section shall adversely affect the rights and protection afforded to a director of the Corporation under this Section for acts or omissions occurring prior to such amendment or repeal.

     TENTH. No action on a matter to be taken by stockholders without a meeting under Section 228 of the Delaware General Corporation Law may be taken without the written consent of the holders of all of the outstanding stock entitled to vote on the matter.
     ELEVENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
     TWELFTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.
     THE UNDERSIGNED incorporator, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby make this certificate, hereby declaring and certifying that it is her free act and deed and the facts herein stated are true, and accordingly she has hereunto set her hand this 18th day of September, 1998.

/s/ Jennifer Epstein Keravuori
Jennifer Epstein Keravuori, Incorporator

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